Exhibit 4.6
                                                                   -----------

                     SECOND AMENDMENT TO RIGHTS AGREEMENT


         This SECOND AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") has been made and entered into as of April 15, 2005, by and between Liberate Technologies, a Delaware corporation (the "Company"), and Equiserve Trust Company, N.A., a federally chartered trust company (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent previously entered into a Rights Agreement, dated as of May 12, 2003 and amended as of January 10, 2005 (the "Rights Agreement");

         WHEREAS, Section 27 of the Rights Agreement provides that, prior to the occurrence of a Distribution Date (as defined therein), the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock and the Rights Agent shall execute such supplement or amendment;

         WHEREAS, simultaneously with the execution of this Amendment, the Company, Liberate Technologies B.V., a corporation organized under the laws of the Netherlands and a wholly owned subsidiary of the Company (the "Netherlands Subsidiary") and SeaChange International, Inc., a Delaware corporation (the "Purchaser"), are entering into an Asset Purchase Agreement (the "Asset Purchase Agreement") pursuant to which Purchaser will acquire from the Company and the Netherlands Subsidiary specified assets relating to the Company's business outside the United States, Canada and Mexico;

         WHEREAS, in connection with the Asset Purchase Agreement, the Purchaser, David Lockwood and Lockwood Funds LLC are entering into a Stockholder Voting Agreement, to be dated as of the effective date of the Asset Purchase Agreement (the "Voting Agreement");

         WHEREAS, on April 15, 2005, the Board of Directors of the Company resolved to amend the Rights Agreement to render it inapplicable to the Asset Purchase Agreement and the transactions specifically contemplated thereby, including the Voting Agreement; and

         WHEREAS, the Company intends to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. Capitalized Terms. All capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Rights Agreement.

         2. Amendment. The following sentence shall be added to the end of the definition of "Acquiring Person" in Section 1(a) of the Rights Agreement:
Notwithstanding the foregoing or any other provision of this Agreement to the contrary, SeaChange International, Inc., a Delaware corporation ("SeaChange"), shall not be deemed to be an Acquiring Person as a result of (i) the execution and delivery of either (A) the Asset Purchase Agreement by and among SeaChange, the Company, and Liberate Technologies B.V., a corporation organized under the laws of the Netherlands (the "Netherlands Subsidiary") (the "Asset Purchase Agreement") or (B) the Stockholder Voting Agreement between SeaChange, David Lockwood and Lockwood Funds LLC, to be dated as of the effective date of the Asset Purchase Agreement (the "Voting Agreement"); or (ii) the consummation of the transactions contemplated by the Asset Purchase Agreement, as may be amended from time to time, or the Voting Agreement."

         3. Effective Date. This Amendment shall become effective as of the date first above written.

         4. Effect of Amendment. Except as expressly provided for in this Amendment, all terms, conditions and obligations contained in the Rights Agreement shall remain unchanged and in full force and effect.

         5. Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to such state's conflicts or choice of law provisions.

         6. Counterparts. This Amendment may be executed in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which, when taken together, constitute one and the same instrument.

         7. Fax Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of the Amendment as well as any facsimile, telecopy or other reproduction thereof.

IN WITNESS WHEREOF, parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.


                                       LIBERATE TECHNOLOGIES


                                       By:    /s/ David Lockwood
                                           --------------------------
                                           Name: David Lockwood
                                           Title:Chairman and CEO


                                       EQUISERVE
                                       TRUST COMPANY, N.A.


                                       By:    /s/ Carol Mulvey-Eori
                                           --------------------------
                                           Name:  Carol Mulvey-Eori
                                           Title: Managing Director